Exhibit 10.18

Oral Agreement Summary

The below is a summary of the oral agreement between Hanryu Bank Co., Ltd (the “Company”) and David Gregg.

On January 1, 2022, David Gregg entered into an employment agreement with the Company. Subsequently, David Gregg entered into an oral agreement with the Company agreeing to waive his compensation until after Hanryu Holdings, Inc. consummates its Initial Public Offering.